Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-145580
LOCAL.COM CORPORATION
7555 Irvine Center Drive
Irvine, CA 92618
(949)-784-0800
Prospectus Supplement No. 1 Dated February 9, 2011
To Final Prospectus Dated August 28, 2007
We are supplementing the final prospectus of Local.com Corporation dated August 28, 2007, relating to the resale by certain selling stockholders of up to 3,393,936 shares of our common stock (the “Prospectus”), to provide the following updated information:
SELLING STOCKHOLDERS
The “Selling Security Holders” section contained in the Prospectus is supplemented to revise information concerning the selling stockholders in the table below. Specifically, on February 19, 2010, certain Enable funds sold certain warrants to certain Hudson Bay funds and, on May 3, 2010, certain Hudson Bay funds sold certain warrants to Iroquois Master Fund Ltd. The following table sets forth information, as of January 31, 2011, with respect to the selling stockholders listed below and the common stock owned by such stockholders that may be offered pursuant to this prospectus. As of January 31, 2011, the number of shares of Local.com Corporation’s common stock outstanding was 21,206,033.

	Number of	Maximum
	Shares	Number of
	Beneficially	Shares Offered	Shares Beneficially Owned
	Owned Prior	Pursuant to this	After Offering is Complete
Name of selling security holder	to Offering	Prospectus	Number		Percentage

Hudson Bay Master Fund, Ltd. (1)	923,583 (3)	880,000	123,583	(5)	*
Iroquois Master Fund Ltd.(2)	277,869 (4)	157,036	135,109	(6)	*

*	- Less than 1%

(1)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(2)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(3)	Includes 16,456 shares of common stock and 907,127 shares of common stock issuable upon the exercise of warrants that are currently exercisable.

(4)	Includes 277,869 shares of common stock issuable upon the exercise of warrants that are currently exercisable.

(5)	Includes 16,456 shares of common stock and 107,127 shares of common stock issuable upon the exercise of warrants not yet registered.

(6)	Includes 57,996 shares of common stock issuable upon the exercise of warrants that have been separately registered on Registrant’s Form S-3 filed on April 4, 2007, as amended by Amendment No. 1 to Form S-3 filed on July 2, 2007 and Amendment No. 2 to Form S-3 filed on July 6, 2007, 57,996 shares of common stock issuable upon the exercise of warrants that have been separately registered on Registrant’s Form S-3 filed on January 11, 2008 and as amended by Amendment No. 1 to Form S-3 filed on March 31, 2008, and may be resold in accordance with the Plan of Distribution and 19,117 shares of common stock issuable upon the exercise of warrants not yet registered.
You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus which is required to be delivered with all supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described herein, including any amendments or supplements thereto.
The purchase of the securities offered through the Prospectus, including all supplements thereto, involves a high degree of risk. See section entitled “Risk Factors” beginning on page 3 of the Prospectus, as well as those on page 7 of the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed on January 3, 2011.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is February 9, 2011.